Exhibit 99.1

News Release

Cenveo Expects to Release Fiscal
2007 Results by March 13, 2008

STAMFORD, CT - (February 27, 2008) Cenveo, Inc. (NYSE:  CVO) today announced that it expects to file its annual report on Form 10-K for the year ended December 29, 2007 (the “Form 10-K”) by March 13, 2008.

Cenveo requires additional time to file its Form 10-K and complete its required year-end audit.  The delay is intended to allow for the completion of an internal review being conducted under the direction of the Company’s audit committee as a result of senior management’s learning of unsupported accounting entries made by a former plant controller for two plants in the Company’s envelope division, which will facilitate the completion of the annual audit.  Accordingly, the Company will file today with the Securities and Exchange Commission a Notification of Late Filing on Form 12b-25 with respect to its Form 10-K for fiscal 2007.

Based on information that is currently available to it, the Company currently believes that it will meet the annual financial targets relating to 2007 that it affirmed in January 2008.  However, no assurance can be given that the Company will report that it has met these targets after completion of the internal review referred to above and the annual audit of the Company’s financial statements.

Robert G. Burton, Chairman and Chief Executive Officer stated:
“We are working expeditiously to complete the internal review, facilitate the completion of the 2007 audit and finalize our financial statements and we intend to file our Form 10-K as quickly as practicable.  Although our year-end results have not been finalized, I can confirm that we were able to generate strong cash flow from operations during the fourth quarter and were able to decrease our net debt by approximately $25 million during the quarter.  I am still very optimistic regarding our prospects in 2008 as our operating momentum remains strong.  I remain as committed as ever to the Company and its future as evidenced by my recent share purchases and the extension of my employment contract through 2012.”

The Company expects to file its annual Form 10-K for its Fiscal Year 2007 by March 13, 2008, however there can be no assurance given that the Company will be able to meet this date.  Also, as a result of the ongoing review the Company is evaluating the impact, if any, related to certain of its financial statements issued in 2007 and 2006.

Conference Call:
Cenveo will host a conference call and simultaneous webcast today, Wednesday February 27, 2008, at 5 p.m. Eastern Time.  Individuals wishing to participate can join the conference call by dialing (877) 261-1250 or (706) 758-1648.  In addition, a telephonic replay of the call will be available at (800) 642-1687 or (706) 645-9291. The conference call will be available via webcast, which can be accessed via the Internet at www.cenveo.com.

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Cenveo, headquartered in Stamford, Connecticut, is a leader in the management and distribution of print and related products and services.  The Company provides its customers with low-cost solutions within its core businesses of commercial printing and packaging, envelope, form, and label manufacturing, and publisher services; offering one-stop services from design through fulfillment.  With over 10,000 employees worldwide, Cenveo delivers everyday for its customers through a network of production, fulfillment, content management, and distribution facilities across the globe.
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Statements made in this release, other than those concerning historical financial information, may be considered “forward-looking statements,” which are based upon current expectations and involve a number of assumptions, risks and uncertainties that could cause the actual results to differ materially from such forward-looking statements.  In view of such uncertainties, investors should not place undue reliance on our forward-looking statements.  Such statements speak only as of the date of this release, and we undertake no obligation to update any forward-looking statements made herein.  Factors that could cause actual results to differ materially from management’s expectations include, without limitation:  (1) our substantial indebtedness impairing our financial condition and limiting our ability to incur additional debt; (2) the terms of our indebtedness imposing significant restrictions on our operating and financial flexibility; (3) the potential to incur additional indebtedness, exacerbating the above factors; (4) cross default provisions in our indebtedness, which could cause all of our debt to become due and payable as a result of a default under an unrelated debt instrument; (5) our ability to successfully integrate acquisitions; (6) intense competition in our industry; (7) the absence of long-term customer agreements in our industry, subjecting our business to fluctuations; (8) factors affecting the U.S. postal services impacting demand for our products; (9) increases in paper costs and decreases in its availability; (10) the availability of the Internet and other electronic media affecting demand for our products; (11) our labor relations; (12) compliance with environmental rules and regulations; (13) dependence on key management personnel; (14) general economic, business and labor conditions; and (15) absence of control over audit completion timing and potential absence of final results of such audit.  This list of factors is not exhaustive, and new factors may emerge or changes to the foregoing factors may occur that would impact the Company’s business.  Additional information regarding these and other factors can be found in Cenveo, Inc.’s periodic filings with the SEC, which are available at http://www.cenveo.com.

Inquiries from analysts and investors should be directed to Robert G. Burton, Jr. at (203) 595-3005.